EXHIBIT 99.4

BIOTIE THERAPIES AG

2008 STOCK OPTION INCENTIVE PLAN

ADOPTED BY THE BOARD: 18 June 2008
TERMINATION DATE: 17 June 2018

1. GENERAL

1.1 Eligible Option Recipients. The persons eligible to receive Options are Employees, Directors and Consultants.

1.2 General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Options as set forth in Section 1.1, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Subsidiary and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Options.

2. DEFINITIONS

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

2.1 Affiliate means, at the time of determination, the Company and any Subsidiary. The Board shall have the authority to determine the time or times at which Affiliate status of any Entity is determined within the foregoing definition.

2.2 Board means the Board of Directors of the Company.

2.3 Capitalization Adjustment means with respect to, the Common Stock subject to the Plan or subject to any Option after the Effective Date, any stock split, division or consolidation of shares of Common Stock. Notwithstanding the foregoing, any change made to any class of stock of the Company other than Common Stock or the conversion of any convertible securities of the Company shall not be treated as a transaction resulting in a Capitalization Adjustment.

2.4 Cause means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of Switzerland, the United States or any state thereof, or any other applicable law; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and an Affiliate or of any statutory duty owed to any Affiliate; (iv) such Participant’s unauthorized use or disclosure of any Affiliate’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Options held by such Participant shall have no effect upon any determination of the rights or obligations of any Affiliate or such Participant for any other purpose.

2.5 Change in Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction, or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(ii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company; or

(iii) following the Listing of the Common Stock, a public takeover offer is made to generally all holders of Stock (excluding only the offeror and any persons acting in concert with such offeror, the Company or holders of Stock to whom such takeover offer is not available due to applicable legislation such as foreign securities laws), and such takeover offer having become or been declared unconditional in all respects, and, as a result thereof, the Company becomes aware that the right to cast more than fifty percent (50%) of all the voting rights (whether exercisable or not) of the Company has become vested in the offeror and any persons acting in concert with the offeror (Takeover Event).

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Subsidiary and the Participant shall supersede the foregoing definition with respect to Options subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

2.6 CO means the Swiss Code of Obligations, as amended.

2.7 Committee means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3.3.

2.8 Common Stock means the common stock of the Company (Stammaktien).

2.9 Company means Synosia Therapeutics Holding Ltd, a Swiss corporation (Aktiengesellschaft).

2.10 Conditional Shares means the shares of Common Stock under the conditional capital approved by the shareholders’ meeting of the Company for purposes of sourcing the shares of Common Stock following any exercise of Options under this Plan.

2.11 Consultant means any person, including an advisor, who is (i) engaged by the Company or a Subsidiary to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of a Subsidiary and is compensated for such services. However, service as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

2.12 Continuous Service means that the Participant’s service with an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to an Affiliate as an Employee, Consultant or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. For example, a change in status, such as from an Employee of the Company to a Consultant

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to an Affiliate or to a Director, shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Option only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement.

2.13 Corporate Transaction means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

2.14 Director means a member of the Board.

2.15 Disability means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board in consideration of applicable Swiss rules regarding “permanent and total disability” and/or such medical evidence as the Board deems warranted under the circumstances.

2.16 Effective Date means the effective date of this Plan document, which is the date that this Plan is first approved by the Board.

2.17 Employee means any person employed by an Affiliate. However, service as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

2.18 Entity means a corporation, partnership, limited liability company or other entity.

2.19 Fair Market Value means, as of any date, the value of the shares of Common Stock determined by the Board in its discretion or, following the Listing of the shares of the Company, on the basis of the closing price published for the shares of Common Stock on the day prior to such determination.

2.20 Incentive Stock Option shall have the meaning defined in Section 6.1 below.

2.21 Listing means the listing or registration of securities of the Company at the SWX Swiss Exchange or any other recognised and regulated market for securities trading open to the public.

2.22 Option means an Option to purchase shares of Common Stock granted pursuant to the Plan.

2.23 Option Agreement means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

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2.24 Optionholder means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

2.25 Own, Owned, Owner, Ownership. A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

2.26 Participant means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.27 Plan means this Synosia Therapeutics Holding Ltd 2008 Stock Option Incentive Plan.

2.28 Restricted Stock Agreement means a written agreement between the Company and a holder of shares of Common Stock issued following an early exercise under Section 6.12 evidencing the terms and conditions applying to such Common Stock. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

2.29 Subsidiary means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3. ADMINISTRATION

3.1 Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3.3.

3.2 Powers of Board. The Board or the Committee, to the extent delegated to the Committee pursuant to Section 3.3, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (a) which of the persons eligible under the Plan shall be granted Options; (b) when and how each Option shall be granted; (c) the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to exercise Options pursuant to a Option; and (d) the number of shares of Common Stock with respect to which a Option shall be granted to each such person.

(ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or an Option fully effective.

(iii) To settle all controversies regarding the Plan and Options granted under it.

(iv) To accelerate the time at which a Option may first be exercised or the time during which a Option or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the affected Participant.

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(vi) To amend the Plan, subject to the limitations, if any, of applicable law. However, no amendment, including as provided in Section 8.1 relating to Capitalization Adjustments, shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the affected Participant, and (b) such Participant consents in writing.

(vii) amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the CO and other applicable laws relating to Options or to the Plan.

(viii) To amend the terms of any one or more Options, including, but not limited to, amendments to provide terms more favorable than previously provided in the Option Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (a) the Company requests the consent of the affected Participant, and (b) such Participant consents in writing.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Options.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside of Switzerland.

(xi) To effect, at any time and from time to time, with the consent of any adversely affected Participant, (a) the reduction of the exercise price of any outstanding Option under the Plan; (b) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (1) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (2) cash, and/or (3) other valuable consideration (as determined by the Board, in its sole discretion); or (b) any other action that is treated as a repricing under generally accepted accounting principles.

3.3 Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

3.4 Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board (or any Committee) in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN

4.1 Conditional Shares. Subject to the provisions of Section 8.1 relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued out of Conditional Shares pursuant to Options shall not exceed, in the aggregate, four-hundred-thousand (400,000) shares of Common Stock, unless the shareholders’ meeting of the Company has resolved to create additional Conditional Shares for the purpose of this Plan.

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4.2 Reversion of Conditional Shares. If any (i) Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or (ii) Options are cancelled in accordance with the cancellation and regrant provisions of Section 3.2(xi), then the Conditional Shares not issued to shares of Common Stock under such Option shall revert to and again become available for grants of new Options under the Plan.

4.3 Source of Shares. The shares of Common Stock issuable under any Option granted under the Plan shall be sourced from the Conditional Shares.

5. ELIGIBILITY FOR OPTIONS

Awards may be granted to Directors, Employees and Consultants, in the sole discretion of the Board. In determining the persons to whom Options shall be granted, the Board shall take into account such factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

6. OPTION PROVISIONS

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

6.1 Type of Options. Each Option Agreement may specifically state that the Option constitutes an Incentive Stock Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (as amended) and the regulations promulgated thereunder. The maximum number of shares of Common Stock that may be issued upon the exercise of Incentive Stock Options is 400,000 shares. All Employees shall be eligible to receive incentive stock options.

6.2 Term. No Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

6.3 Exercise Price of an Option. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Board at the time of grant, but such exercise price may not be lower then the par value of a share of Common Stock. The exercise price shall be determined in Swiss Francs.

6.4 Method and Time of Payment. The exercise price shall be paid in full, at the time of exercise, in cash, or in the sole discretion of the Board, through a cashless exercise procedure. Any right of the Optionholder to pay the exercise price in any other way, including by way of set-off or compensation with claims of the Optionholder against the Company, is expressly excluded.

6.5 Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. Incentive Stock Options are not transferable. In addition, an Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Board, in a form provided by or otherwise satisfactory to the Board, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

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6.6 Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary.

6.7 Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

6.8 Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate applicable laws, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such applicable laws, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

6.9 Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

6.10 Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

6.11 Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

6.12 Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 7.7, any unvested shares of Common Stock so issued must be subject to a Restricted Stock Purchase Agreement, which includes a repurchase option in favor of the Company and may be subject to any other

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restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 7.7 is not violated, the Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

6.13 Right of Repurchase. Subject to the “Repurchase Limitation” in Section 7.7, the Option may, but need not, include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option. Provided that the “Repurchase Limitation” in Section 7.7 is not violated, the Company will not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless otherwise specifically provided in the Option. Any such right of repurchase shall become inoperative upon the Listing of the shares of Common Stock.

6.14 Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Except as expressly provided in this Section 6.14 or in the Option Agreement for the Option, such right of first refusal shall otherwise comply with any applicable provisions of the CO and the Articles of the Company. The Company will not exercise its right of first refusal until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless otherwise specifically provided in the Option. Any such right of first refusal shall become inoperative upon the Listing of the shares of Common Stock.

7. MISCELLANEOUS

7.1 Use of Proceeds from Issuance of Common Stock. Proceeds from the issuance of shares of Common Stock following exercises of Options shall constitute general funds of the Company.

7.2 Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Option unless and until such Participant has satisfied all requirements for exercise of, and has exercised the Option pursuant to its terms.

7.3 No Employment or Other Service Rights. Nothing in the Plan or any Option Agreement shall confer upon any Participant any right to continue to serve the Company or a Subsidiary in the capacity in effect at the time the Option was granted or shall affect the right of the Company or a Subsidiary to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or a Subsidiary, or (iii) the service of a Director pursuant to the Articles of the Company or a Subsidiary, and any applicable provisions of the corporate law of the state in which the Company or the Subsidiary is incorporated, as the case may be.

7.4 Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Option, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Option for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall become inoperative upon the Listing of the shares of Common Stock.

7.5 Withholding Obligations. To the extent provided by the terms of a Option Agreement or where required by applicable law, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation, or any withhold any contributions to social security and any other duty(ies) which the Company may be

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required to withhold or pay as well as any other duty levied on the Company in this respect, relating to a Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means:

(i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Option as a liability); or (iii) by such other method as may be set forth in the Option Agreement.

7.6 Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

7.7 Repurchase Limitation. The terms of any repurchase option shall be specified in the Option, and the repurchase price shall be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. Any repurchase option contained in a Option granted shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

8. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS

8.1 Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4.1, (ii) the class(es) and number of securities and price per share of stock subject to outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive, provided that, any such determination remains subject to shareholders’ approval where required.

8.2 Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Options (other than Options consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Option is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Options to become fully vested, exercisable and/or no longer subject to repurchase (to the extent such Options have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

8.3 Corporate Transaction. The following provisions shall apply to Options in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Subsidiary and the holder of the Option:

(i) Options May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Options outstanding under the Plan or may substitute similar Options for Options outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Options may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Option or substitute a similar Option for only a portion of an Option. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

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(ii) Options Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Options or substitute similar Options for such outstanding Options, then with respect to Options that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the Current Participants), the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Options shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any repurchase rights held by the Company with respect to such Options shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Options Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Options or substitute similar Options for such outstanding Options, then with respect to Options that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Options (and, if applicable, the time at which such Option may be exercised) shall not be accelerated and such Options (other than a Option consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Options shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Options in Lieu of Exercise. Notwithstanding the foregoing, in the event a Option will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Option may not exercise such Option but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of

(a) the value of the property the holder of the Option would have received upon the exercise of the Option, over (b) any exercise price payable by such holder in connection with such exercise.

(v) Change in Control. Upon occurrence of a Change in Control, except for a Takeover Event, the Board may determine that each outstanding un-vested Option shall accelerate so that each un-vested Option shall, immediately prior to the effective date of such Change in Control, become fully exercisable and may be exercised as fully-vested Options into shares of Common Stock, and that any and all rights of repurchase of the Company and all transfer restrictions imposed (by the Plan or any Option Agreement) on shares of Common Stock issued upon exercise of Options shall cease to apply immediately prior to the effective date of such Change in Control. In the event that the Board does not determine such acceleration and cessation of rights of repurchase and transfer restrictions upon occurrence of a Change in Control, and as of, or within twelve (12) months after, the effective time of such Change in Control the Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause, then, each un-vested Option shall as of the date of such termination of Continuous Service become fully exercisable and may be exercised as fully-vested Options into shares of Common Stock within thirty (30) days following such termination, and any and all rights of repurchase of the Company and all transfer restrictions imposed (by the Plan or any Option Agreement) on shares of Common Stock issued upon exercise of Options shall cease to apply as of the date of such termination of Continuous Service.

(vi) Upon occurrence of a Takeover Event, each outstanding un-vested Option shall automatically accelerate so that each un-vested Option shall become fully exercisable and may be exercised as fully-vested Options into shares of Common Stock immediately following the effective date of such Takeover Event. Furthermore, upon occurrence of a Take-Over Event, any and all rights of repurchase of the

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Company and all transfer restrictions imposed (by the Plan or any Option Agreement) on shares of Common Stock issued upon exercise of Options shall cease to apply immediately following the effective date of such Takeover Event.

9. TERMINATION OR SUSPENSION OF THE PLAN

9.1 Plan Term. Unless sooner terminated by the Board pursuant to Section 3, the Plan automatically shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date on which the Plan is adopted by the Board, or (ii) the date on which the Plan is approved by the Company’s shareholders. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

9.2 No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the affected Participant.

10. EFFECTIVE DATE OF PLAN

This Plan shall become effective on the Effective Date.

11. CHOICE OF LAW

The laws of Switzerland shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to its conflict of laws rules.

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